As filed with the Securities and Exchange Commission on January 28, 2020

Registration No. 333-183152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2113479
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

300 George Street, New Haven, Connecticut 06511

(Address of principal executive offices)

2006 Stock Incentive Plan, as amended

(Full title of the plan(s))

Aradhana Sarin

President

Achillion Pharmaceuticals, Inc.

300 George Street

New Haven, Connecticut 06511

(Name and address of agent for service)

(475) 230-2596

(Telephone number, including area code, of agent for service)

Copies to:

Ellen Chiniara, Esq.

Executive Vice President, General Counsel

Alexion Pharmaceuticals, Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Telephone: (475) 230-2596

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF COMMON STOCK

On August 8, 2012, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-183152 (the “Registration Statement”), for the sale of 7,000,000 shares of the common stock (the “Common Stock”), $0.001 par value per share, of the Registrant under the Registrant’s 2006 Stock Incentive Plan, as amended.

On January 28, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 15, 2019, by and among the Registrant, Alexion Pharmaceuticals, Inc. and Beagle Merger Sub, Inc., a wholly-owned subsidiary of Alexion Pharmaceuticals, Inc., Beagle Merger Sub, Inc. merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Alexion Pharmaceuticals, Inc. (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Massachusetts, as of January 28, 2020.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Aradhana Sarin
Aradhana Sarin
President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Aradhana Sarin Aradhana Sarin	President and Director (principal executive officer)	January 28, 2020

/s/ Michael Elloian Michael Elloian	Treasurer and Director (principal financial and accounting officer)	January 28, 2020

/s/ Douglas Barry Douglas Barry	Director	January 28, 2020